EXHIBIT 6.19

                         BUSINESS DEVELOPMENT AGREEMENT

         This AGREEMENT is entered into as of May 25, 2001, by and between Americas Favorite Food Corp., a California corporation ("AFFC"), and US Foods International, LLC, a California limited liability company (collectively with its affiliates, "USFI").

                                    RECITALS

         WHEREAS, AFFC is party to that certain Stock Purchase and Share Exchange Agreement (the "Exchange Agreement"), of even date herewith, by and among Dippy Foods, Inc., a Nevada corporation ("Dippy"), AFFC and the AFFC Shareholders named therein, pursuant to which Dippy is to purchase all of the issued and outstanding shares of capital stock of AFFC from the AFFC Shareholders, such that AFFC will become a wholly-owned subsidiary of Dippy, in exchange for the issuance of shares of Dippy common stock to the AFFC Shareholders;

         WHEREAS, certain shareholders of USFI are also shareholders of AFFC who will receive shares of Dippy common stock pursuant to the Exchange Agreement;

         WHEREAS, USFI is in the business of, among other things, reselling, marketing and distributing branded food products;

         WHEREAS, USFI is party to (i) that certain Joint Venture Agreement, dated May 9, 2001 (the "Aseen Contract"), by and between USFI and Aseen Corp., a corporation organized and existing under the laws of South Korea ("Aseen"), attached hereto as Exhibit A, pursuant to which Aseen has an exclusive right to resell and distribute throughout South Korea branded food products of USFI and other manufacturers for whom USFI serves as a reseller and/or distributor, and
(ii) that certain Export Agreement South Korea, dated May 3, 2001 (the "Hain Contract"), between USFI and The Hain Celestial Group, Inc. ("Hain"), attached hereto as Exhibit B, pursuant to which Hain has appointed USFI as its exclusive, independent sales representative and distributor to South Korea for the Hain brands identified in Exhibit A to the Hain Contract (the Aseen Contract and Hain Contract are sometimes referred to herein collectively as the "Contracts");

         WHEREAS, Dippy and/or its affiliates are in the business of, among other things, producing and selling prepackaged, single-serving meals to schools and other institutional food servers;

         WHEREAS, as a material inducement for Dippy to enter into the Exchange Agreement, AFFC and USFI have determined that it is in their and their shareholders' best interests to enter into this Agreement in order that the benefits AFFC will receive from this Agreement may be considered a definitive asset of AFFC at the Closing (as defined in the Exchange Agreement), and in order that USFI and Dippy may form a formal business relationship;


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                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Assignment of Profits. All of USFI's rights and interests in and to, including without limitation, all profits derived by USFI from, each of the Contracts, are hereby assigned to AFFC (the "Assignment"). Notwithstanding the foregoing Assignment, USFI shall retain all of its obligations under the Contracts, and such Assignment shall not be deemed a delegation to AFFC of any of USFI's obligations under such Contracts. USFI and AFFC shall use their best efforts to obtain the acknowledgment and agreement of Aseen and Hain with respect to the Assignment, but such Assignment shall be effective whether or not such acknowledgment and agreement of Aseen and Hain are obtained.

     2. Lines of Credit. USFI shall provide AFFC and/or Dippy, as the case may require, with lines of credit sufficient to enable AFFC and/or Dippy to fulfill, independent of or in participation with USFI, as the case may require, (a) purchase orders and other opportunities derived by USFI from the Contracts, and (b) any other purchase orders or opportunities procured by USFI for AFFC and/or Dippy pursuant to the terms of this Agreement.

     3. Minimum Purchase Orders. USFI shall use its best efforts to obtain for AFFC and/or Dippy at least

     4. $4,000,000 per year in purchase orders for AFFC's and/or Dippy's products. Business Opportunities in Korea and with U.S. Armed Services. To the extent permitted by U.S. law and regulations, USFI will use its resources, including without limitation its business relationships and contacts, to provide AFFC and/or Dippy with business opportunities in South Korea and with the United States armed services, and will cooperate closely with AFFC and/or Dippy to identify and procure such business opportunities for AFFC and/or Dippy.



     5. AFFC/Dippy Products. To the extent permitted by U.S. law and regulations, USFI will use its resources, including without limitation its relationships with distributors, to procure opportunities for the sale, marketing and distribution of all of AFFC's and/or Dippy's products internationally and throughout the United States and its territories.


     6. Dippy Debt/Equity Financing. USFI will cooperate closely with and use its best efforts on behalf of Dippy to secure, as soon after the date of this Agreement as is reasonably practicable, at least $1,000,000 in debt or equity financing for Dippy.


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     7.  Intended Third Party Beneficiary. Dippy is an intended third party beneficiary of this Agreement.

     8. Indemnification. USFI will indemnify and hold AFFC and Dippy, and their respective affiliates, officers, directors, employees and agents, harmless from any and all obligations, costs, fees, losses, liabilities, claims, penalties, judgments, actions, damages and expenses incurred or sustained by AFFC and/or Dippy as the result of any actions or inactions of USFI in connection with the performance of the Aseen Contract and/or the Hain Contract. In addition, the indemnity provided herein includes, without limitation, any costs or expenses for reasonable attorneys fees, expert witness fees, costs of reports and analyses, costs of travel and accommodation expenses, deposition and trial transcripts, and costs of arbitration incurred at any time by AFFC and/or Dippy in seeking to enforce the terms of this Agreement or for damages for its breach. Any such costs, fees or expenses described above shall be paid to AFFC and/or Dippy, as the case may be, at the same time the same are incurred, and no final disposition of any matter shall be required before such costs, fees or expenses are paid.

     9. Governing Law. This Agreement shall be governed according to the laws of the State of California.

     10. Recitals. The Recitals above are hereby incorporated into and made a part of this Agreement.

     11. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.


     12. Arbitration. The parties hereby agree that all controversies, claims and matters of difference shall be resolved by binding arbitration before the American Arbitration Association (the "AAA") located in Los Angeles County, California according to the rules and practices of the AAA from time-to-time in force; provided however that the parties hereto reserve their rights to seek and obtain injunctive or other equitable relief from a court of competent jurisdiction, without waiving the right to compel such arbitration pursuant to this section. The arbitrator shall apply California law in rendering a decision.

     13. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable)


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         shall be excused as if it had never been incorporated into this
         Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

     14. Preparation of Agreement. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself of the same in connection with this Agreement. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

     15. No Assignment of Rights or Delegation of Obligations by USFI; AFFC's Right to Assign. USFI may not assign, whether by operation of law or otherwise, its rights or obligations under this Agreement without AFFC's prior written consent. AFFC may assign its rights and delegate its obligations under this Agreement to any other person or entity.

     16. Amendments. This agreement may be amended only by a written instrument duly executed by the parties or their respective permitted successors or assigns; provided, however, that no amendment which alters or diminishes the rights and/or benefits of AFFC hereunder shall be effective without the approval of Dippy, AFFC's sole shareholder; provided, further, however, that Dippy's approval of any such amendment shall have been obtained by the unanimous approval of the board of directors of Dippy.

     17. Counterparts. This Agreement may be executed manually or by facsimile signature in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.



     18. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.



     19. Attorneys Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement or because of any dispute, breach, default or claim hereunder, the successful or prevailing party shall be entitled to recover reasonable attorneys fees and other costs it incurs in such action, arbitration or proceeding, in addition to any other relief to which it may be entitled.





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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

                                    US FOODS INTERNATIONAL, LLC,
                                    a California limited liability company

                                    By:    /s/ Gary Place
                                         --------------------
                                    Name:  Gary Place
                                    Its:   Managing Member


                                    AMERICAS FAVORITE FOOD CORPORATION,
                                    a California corporation

                                    By:    /s/ Gary Place
                                         --------------------
                                    Name:  Gary Place
                                    Its:   Chief Executive Officer

                                    By:    /s/ Chris Lee
                                           -------------------
                                    Name:  Chris Lee
                                    Its:   Secretary


ACKNOWLEDGED AND AGREED:

DIPPY FOODS, INC.,
a Nevada corporation

By:    /s/ Jon Stevenson
       ------------------------
Name:  Jon Stevenson
Its:   President

ASEEN CORP.,
a South Korea corporation

By:    /s/ Hong Kyu Kim
       ------------------------

Name:  Hong Kyu Kim
       ------------------------

Title: President & CEO
       ------------------------


THE HAIN CELESTIAL GROUP, INC.

By:    /s/ Ron Rash
       ------------------------

Name:  Ron Rash
       ------------------------

Title: Vice-President
       ------------------------



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